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                                                          Exhibit 3.01

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            APPLIEDTHEORY CORPORATION


                     PURSUANT TO SECTIONS 242 AND 245 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

         AppliedTheory Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         First: The name of the Corporation is AppliedTheory Corporation.

         Second: The name under which the Corporation was originally incorporated was AppliedTheory Inc.

         Third: The Corporation was initially incorporated and its Certificate of Incorporation was initially filed in the office of the Secretary of State of the State of Delaware on January 28, 1999.

         Fourth: The Board of Directors of the Corporation duly adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") to adopt an Amended and Restated Certificate of Incorporation for the Corporation and to adopt such amendments to the Corporation's Certificate as arise from such Amended and Restated Certificate of Incorporation.

         Fifth: The Sole Stockholder of the Corporation, by written consent, duly adopted this Amended and Restated Certificate of Incorporation in accordance with Sections 228, 242 and 245 of the DGCL.

The Amended and Restated Certificate of Incorporation shall read as follows:

ARTICLE 1. The name of the corporation is APPLIEDTHEORY CORPORATION (the "Corporation").

ARTICLE 2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE 3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").
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ARTICLE 4. The aggregate number of shares of all classes of stock which the
Corporation has authority to issue is 61,000,000 shares, consisting of (A) 60,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and (B) 1,000,000 shares of Preferred Stock, par value $.01 per share ("undesignated Preferred Stock") (all Preferred Stock, whether designated or undesignated shall be collectively referred to as "Preferred Stock"), which shall be undesignated subject to designation and having such rights and preferences as set forth in a resolution adopted by the Board of Directors of the Corporation in accordance with the DGCL.

         The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof in respect of the Common and Preferred Stock are as follows:

A.       COMMON STOCK

         1. Rights.

         Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when and as declared by the Board of Directors of the Corporation out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding-up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding-up of the Corporation or otherwise.

B.       UNDESIGNATED PREFERRED STOCK

         The Board of Directors is authorized by duly adopted resolution or resolutions, subject to limitations prescribed by law and the provisions of this
Article 4, to provide for the issuance of the shares of Preferred Stock in one or more additional series by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

         The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

         1. The number of shares constituting that series and the distinctive designation of that series;


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         2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and different redemption dates;

         6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         8. Any other relative rights, preferences and limitations of that series.

ARTICLE 5.

1. The directors of the Corporation, other than directors elected by one or more series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors (other than directors elected by one or more series of Preferred Stock) constituting the entire Board of Directors. Each director (other than directors elected by one or more series of Preferred Stock) shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the Corporation's 2000 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the Corporation's 2001 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the Corporation's 2002 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation, disqualification or removal.


2. Directors (other than directors elected by one or more series of Preferred Stock) may be removed from office by the stockholders, with or without cause; provided, that in addition to any other vote required by law, an affirmative vote of, or a written consent executed by, the holders of not less than 75% of the total voting power of all


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outstanding securities of the corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required for such a removal.

3. If the authorized number of directors (other than directors elected by one or more series of Preferred Stock is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall be filled (other than directors elected by one or more series of Preferred Stock) in accordance with the Bylaws of the Corporation, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected.

4. Whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article 5 unless otherwise provided for in the certificate of designation of such series.

5. Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation.

6. The provisions of this Article 5 shall not be amended or repealed, nor shall any provision of this Amended and Restated Certificate of Incorporation be adopted that is inconsistent with this Article, unless such action shall have been approved by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE 6. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board of Directors.

ARTICLE 7. A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not


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adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 8. The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Where required by law, the indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification of the director, officer, employee or agent is proper in the circumstances. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE 9. Unless otherwise provided in the Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute or this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.


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         IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of
_______, 1999 and acknowledge the same to be my act and deed.


                                          APPLIEDTHEORY CORPORATION



                                          By:
                                             -----------------------------------
                                                Richard Mandelbaum
                                                Chairman of the Board and
                                                Chief Executive Officer

Attest:



-----------------------
David A. Buckel
Assistant Secretary


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